Exhibit 107

CALCULATION OF REGISTRATION FEE TABLE
Form S-3

Title of Each Class of Securities to be Registered(1)(2)	Amount to be Registered / Proposed Maximum Offering Price Per Unit / Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Vornado Realty Trust:	(1)(2)	$ (1)(2)
Debt securities
Common shares, par value $0.04 per share
Preferred shares, no par value per share
Depositary shares representing preferred shares (3)
Vornado Realty L.P:
Debt securities
Guarantees of debt securities of Vornado Realty Trust (4)
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(1)    This registration statement covers an indeterminate amount of the securities of each identified class of securities.
(2)    An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares. In accordance with Rules 456(b) and 457(r), Vornado Realty Trust and Vornado Realty L.P. are deferring payment of all of the registration fees.
(3)    Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional preferred share and will be evidenced by a depositary receipt.
(4)    Pursuant to Rule 457(n) under the Securities Act of 1933, no separate registration fee will be paid in respect of any such guarantees.